Exhibit 99.1

NEWS RELEASE

RAMBUS AND NVIDIA SIGN PATENT LICENSE AGREEMENT

Agreement covers memory controllers for certain DRAM

LOS ALTOS AND SANTA CLARA, CALIF. – AUGUST 13, 2010 - Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, and NVIDIA (NASDAQ: NVDA), the worldwide leader in visual computing, today announced they have signed a patent license agreement related to certain memory controllers.

Under the agreement, Rambus has granted NVIDIA a patent license for certain  memory controllers at a 1 percent royalty rate for SDR memory controllers and a 2 percent royalty rate for other memory controllers, including DDR, DDR2, DDR3, LPDDR, LPDDR2, GDDR2, GDDR3, GDDR4, and portions of GDDR5 memory controllers.  NVIDIA has granted no licenses to Rambus.

The signed patent license agreement went into effect on August 12, 2010. The parties have not signed any releases of liability, nor dismissed any outstanding litigation between them.

The terms of the license are per the agreement that Rambus offers as part of its commitment with the European Commission.  A sample of the Memory Controller License Agreement is available at www.rambus.com/licensing.

About Rambus Inc.
Rambus is one of the world's premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of electronic systems. Rambus' patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

About NVIDIA
NVIDIA is the world leader in visual computing technologies and the inventor of the GPU, a high-performance processor which generates breathtaking, interactive graphics on workstations, personal computers, game consoles, and mobile devices.  NVIDIA serves the entertainment and consumer market with its GeForce(R) products, the professional design and visualization market with its Quadro(R) products, and the high-performance computing market with its Tesla(TM) products.  NVIDIA is headquartered in Santa Clara, Calif. and has offices throughout Asia, Europe and the Americas.

Rambus and the Rambus logo are registered trademarks of Rambus Inc. All other trade names are the service marks, trademarks, or registered trademarks of their respective owners.
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Press contacts:
Linda Ashmore
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Lori Shen
The Hoffman Agency for Rambus
(408) 975-3053
lshen@hoffman.com

Bob Sherbin
NVIDIA
(408) 566-5150
rsherbin@nvidia.com

Hector Marinez
NVIDIA
(408) 486-3443
hmarinez@nvidia.com